Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 15, 2023, relating to the financial statements of NKGen Biotech, Inc. as of and for the years ended December 31, 2021 and 2022 in the Registration Statement (Form S-1) and related Prospectus of NKGen Biotech, Inc. for the registration of common stock and warrants to purchase common stock.

/s/ Ernst & Young LLP

Irvine, California

October 19, 2023